Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of January 1, 2006 by and between REGENT COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and ANTHONY A. VASCONCELLOS (“Employee”).
RECITALS
     WHEREAS, the Company is engaged in the business, either directly or through affiliates, of owning and operating radio broadcasting stations (the “Business”), with principal offices in Covington, Kentucky. For purposes of this Agreement, the term “Company” shall include the Company, its subsidiaries, affiliates, and assignees and any successors in interest of the Company and its subsidiaries and/or affiliates.
     WHEREAS, Employee has been actively engaged in the radio broadcasting business and has extensive knowledge and a unique understanding of the operation of the Business.
     WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, as Executive Vice President and Chief Financial Officer of the Company.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Employment.
          1.1 Engagement of Employee. The Company agrees to employ Employee and Employee agrees to accept employment as the Executive Vice President and Chief Financial Officer of the Company, all in accordance with the terms and conditions of this Agreement. Any prior agreements or understandings with respect to Employee’s employment with the Company are canceled as of the date hereof, other than any incentive awards granted to Employee prior to the date hereof, benefit plans in which Employee is eligible for participation and any Company policies to which Employee is subject.
          1.2 Duties and Powers.
               (a) During the Employment Period, Employee will serve as the Company’s Executive Vice President and Chief Financial Officer, and will have such responsibilities, duties and authority as customarily held by executives in such a position in comparable companies, and will render services of an executive and administrative character, and act in such other executive capacity for the Company, as the Company’s board of directors (the “Board”) shall from time to time direct. Employee shall devote his reasonable best efforts, energies and abilities to the business and affairs of the Company. Employee shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a diligent, trustworthy and businesslike manner for the purpose of advancing the business of the Company and in a manner he reasonably believes to be in and not opposed to the best interests of the Company.
               (b) Employee acknowledges that his duties and responsibilities will require his concentrated business efforts and agrees that during the Employment Period he will not engage directly or indirectly in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Employee’s duties hereunder or which compete directly with the Company; provided, however, nothing in this Section 1.2 shall be deemed to prohibit Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if his associates (as such term is defined in Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of three percent of the stock of such corporation. In addition, Employee may serve on boards of directors during the Employment Period and volunteer his service to charitable, business and other public service agencies, clubs or organizations so long as such board or other service does not materially interfere or conflict with the performance of Employee’s duties hereunder and so long as such activities are not rendered for a competitor of the Company. Any and all fees or remuneration paid to Employee in consideration of work and services performed outside the scope of Employee’s employment hereunder shall inure to the benefit of Employee.
               (c) The parties hereto agree that none of Employee’s duties hereunder shall require him to, and Employee agrees that he will not without the consent of the Board, which consent shall not be unreasonably withheld, change his personal residence from the Greater Cincinnati, Ohio SMSA Area.
          1.3 Employment Period. Employee’s employment under this Agreement shall begin effective on January 1, 2006 and shall continue through and until December 31, 2008 (the “Employment Period”). Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.4 and Section 1.5 below.
          1.4 Termination by the Company. The Company has the right to terminate Employee’s employment under this Agreement, by notice to Employee in writing at any time, (i) for “Cause,” (ii) without Cause for any or no reason, and (iii) due to the Disability of Employee. Any such termination shall be effective upon the date of service of such notice pursuant to Section 14. This Agreement shall terminate automatically upon Employee’s death.
     “Cause” as used herein means the occurrence of any of the following events:
               (a) the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act or acts constituting (i) a crime involving moral turpitude, dishonesty or theft, (ii) dishonesty or disloyalty with respect to the Company, or (iii) fraud;
               (b) the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act that indicates alcohol or drug abuse by Employee that adversely affects his performance hereunder;

               (c) a material breach by Employee of any of the terms and conditions of Sections 3 or 4 of this Agreement; or
               (d) Employee’s gross negligence, habitual neglect, or intentional misconduct in the performance of his duties hereunder.
     Employee shall be deemed to have a “Disability” for purposes of this Agreement if Employee shall be unable, by reason of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Employee’s essential job functions hereunder, whether with or without reasonable accommodation by the Company, in substantially the manner and to the extent required hereunder prior to the commencement of such Disability, for a total period of 90 days in any 180-day period. In the event Employee shall be under a Disability, the Company shall have the right to terminate Employee’s employment hereunder during the continuance of such Disability upon at least thirty (30) days prior written notice to Employee. Such determination shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee’s personal physician, if reasonably available, as well as applicable provisions of the Americans with Disabilities Act, but such determination by the Board, if not arbitrary or unreasonable, shall be final and binding on the parties hereto.
          1.5 Termination by Employee. Employee has the right to terminate his employment under this Agreement for any or no reason, upon ninety (90) days prior written notice to the Company.
          1.6 Indemnity. The Company shall indemnify Employee and hold him harmless to the fullest extent permissible under applicable law for all acts or decisions made by him in good faith while performing services for the Company. The Company shall also use its best efforts to obtain coverage for him under any insurance policy obtained during the term of this Agreement covering the other officers and directors of the Company against lawsuits.
     2. Compensation and Benefits.
          2.1 Base Compensation. During the Employment Period, commencing on January 1, 2006 the Company will pay Employee an annual base salary of no less than $250,000 plus an amount equal to the percentage increase in the Consumer Price Index — All Items during the period January 1, 2005 through December 31, 2005 (the “Base Salary”), per annum, payable in accordance with the Company’s regular payroll policy for senior executive salaried employees. At least once every twelve (12) months, the Board and/or the Board’s Compensation Committee shall perform an annual review of Employee’s Base Salary based on Employee’s performance of his duties and the Company’s other compensation policies and make such increase thereto as it deems appropriate, provided that at each such twelve-month interval the Base Salary shall be increased from its level during the prior twelve-month period at least by a percentage no less than the percentage increase in the Consumer Price Index — All Items during such prior twelve-month period. Upon termination of the Employment Period, the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which the Employment Period had continued.
          2.2 Senior Management Plan Bonus. Within seventy five (75) days following the end of each fiscal year, the Board and/or the Board’s Compensation Committee, as part of its annual review of Employee’s performance, shall consider in its sole discretion the merits of a bonus to Employee pursuant to and in accordance with the Regent Communications, Inc. Senior Management Bonus Plan, and in the event a bonus is warranted, shall cause the Company to award to Employee a bonus (the “Senior Management Plan Bonus”) for such year. The target amount of the Senior Management Plan Bonus is eighty percent (80%) of the Employee’s current Base Salary, subject to adjustments by the Board and/or the Board’s Compensation Committee in its reasonable judgment.
          2.3 Stock Options and Other Equity-Based Incentives. It is agreed that, in addition to and not in lieu of Senior Management Plan Bonuses, the Company will, in January of each year and on such terms and conditions as the Board and/or the Board’s Compensation Committee shall deem appropriate, in its sole discretion, grant to Employee pursuant to the Company’s 2005 Incentive Compensation Plan, or any other incentive compensation plans as may be adopted by the Company from time to time, restricted stock, stock options or other equity-based incentives and/or grant to Employee pursuant to the Company’s 1998 Management Stock Option Plan qualified and/or non-qualified options to acquire common stock of the Company. For purposes of this Agreement, the term “options” shall be deemed to mean stock options and any other equity-based incentives including, but not limited to, restricted stock, stock units, stock appreciation rights and similar instruments.
          2.4 Benefits. In addition to the Base Salary, any Senior Management Plan Bonus and any restricted stock, stock options or other equity-based incentives payable or granted to Employee hereunder, Employee will be entitled to the following benefits during the Employment Period:
               (a) payments of premiums for hospitalization, disability, life and health insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board;
               (b) up to four (4) weeks paid vacation each year with salary, provided that unused vacation time shall not be carried over to subsequent years;
               (c) reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses incurred by Employee in the performance of his duties, subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, including without limitation, requirements with respect to reporting and documentation of such expenses;
               (d) use of an automobile at the Company’s expense which shall include expenses for parking in the area of the Company’s offices and for comprehensive insurance coverage for the automobile; and
               (e) other benefit arrangements and perquisites, including a 401(k) or similar tax deferral plan, to the extent made generally available by the Company to its executives and key management employees.
          2.5 Taxes, etc. All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

          2.6 Compensation After Termination.
               (a) If the Employment Period is terminated (i) by the Company without Cause; (ii) by reason of Employee’s Disability; or (iii) through expiration of the Employment Period or death of Employee, then, (1) all shares of the Company’s capital stock beneficially owned by the Employee may, at the Company’s election, be repurchased by the Company for cash equal to the fair market value thereof at the effective date of termination (with the cash payment in full made promptly after a termination pursuant to this Section 2.6(a)(i) or 2.6(a)(iii) and with the cash payment made in three equal consecutive annual installments beginning on the date of termination pursuant to this Section 2.6(a)(ii)); (2) except as otherwise provided in the specific terms of the option agreement or grant, all unvested options to purchase stock of the Company held by Employee shall cease and terminate as of the date of termination, and all vested but unexercised options to purchase stock of the Company held by Employee may, at the Company’s election, be repurchased by the Company (according to the same payment terms as apply to shares of the Company’s capital stock) for an amount constituting the excess of fair market value of the shares subject to the options over the exercise price of the options, if any, and if there is no such excess, then such options may be repurchased by the Company for one hundred dollars ($100) in the aggregate; whereupon, the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date (except for the unpaid installments and payment of Employee’s current Base Salary accrued through the date of termination or expiration) and the Company shall continue to have all other rights available hereunder (including without limitation, all rights under Sections 3 and 4 at law or in equity). For purposes of this Agreement, “fair market value” of shares of the Company’s capital stock shall be determined as follows:
                    i. If the Company’s stock is listed on a national securities exchange, the fair market value shall be the average of the highest and lowest selling price of a share of stock on such exchange on the date of termination, or if there were no sales on such date, then on the next prior business day on which there were sales.
                    ii. If the stock is traded other than on a national securities exchange, the fair market value shall be the average between the closing bid and asked price on the date of termination, as reported by the National Association of Securities Dealers Automated Quotation System or such other source of quotations for, or reports of trading of, the stock as the Board of Directors may select from time to time, or if there is no bid and asked price on said date, then on the next prior business day on which there was a bid and asked price.
     If neither of the methods described in (i) or (ii) above is available, and the Company and the Employee cannot agree on the fair market value within thirty (30) days after termination, then each of the Company and the Employee shall promptly appoint an appraiser, who will in turn promptly select a third appraiser, and the three appraisers will, within thirty (30) days of their appointment, determine the fair market value of the stock in such manner as a majority of them deems appropriate.
     Any shares of stock and any options purchased by the Company shall be transferred to the Company free and clear of all liens, encumbrances or rights of third parties.
               (b) If the Employment Period is terminated by the Company because of Employee’s Disability, the Company agrees to continue to pay Employee his current Base Salary during such period of Disability, said payments to continue for a maximum of one year. Thereafter,

Employee shall be paid by the Company’s insurer, if any, such disability benefits as may be paid to any employee of the Company under any disability plan then in effect, if any.
               (c) If the Employment Period is terminated by the Company without Cause, Employee shall be entitled to receive as severance pay (in addition to the payment of the Base Salary through the date of termination as well as a prorated Senior Management Plan Bonus) an amount equal to the greater of (i) his current Base Salary for a period equal to twelve (12) months and (ii) Employee’s current Base Salary for the remainder of the Employment Period, such amount to be payable in regular installments in accordance with the Company’s general payroll practices for salaried employees. Employee shall have no obligation to mitigate these post-employment payments by seeking other employment. Except pursuant to Section 2.6(a), the Company shall have no other obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Sections 3, 4, and 6 at law or in equity).
               (d) If the Employment Period is terminated by either the Company or the Employee following a Change of Control or if the Employee’s employment is terminated within 24 months of a Change of Control notwithstanding that the Employment Period has otherwise expired, Employee shall be entitled to receive (i) all compensation accrued and unpaid prior to the date of termination and (ii) an amount equal to 2.99 times his current Base Salary, provided, however, that in no event shall the amount due pursuant to this clause (ii) be calculated upon a base salary less than the Employee’s Base Salary as of the date of the Change of Control. The amounts payable to Employee pursuant to this Section 2.6(d) shall be paid in a lump sum and in immediately available funds on the date that the Employee’s employment is terminated. Employee shall not be required to mitigate the amount of any payment required by this Section 2.6(d) by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Employee in any subsequent employment. In the event that the payment amounts due to Employee pursuant to this Section 2.6(d) and other provisions of this Agreement following a Change of Control would result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), then the amount due to Employee shall be capped at the maximum amount payable to Employee before such “excess parachute payment” provisions would otherwise apply.
     For purposes of this Agreement, the term “Change of Control” shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Regent Communications, Inc.’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Regent Communications, Inc. of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Regent Communications, Inc. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Regent Communications, Inc.’s then outstanding securities, or a liquidation or dissolution of Regent Communications, Inc. or of the sale of all or substantially all of Regent Communications, Inc.’s assets.

               (e) If the Employment Period is terminated pursuant to Section 2.6(a)(iii), 2.6(b), 2.6(c) or 2.6(d) above, Employee shall be entitled to receive, at such time it would otherwise be payable, any Senior Management Plan Bonus which would have been payable, based upon the Company’s performance over the full fiscal year, prorated for that portion of the fiscal year during which the Employee was employed by the Company.
               (f) If the Employment Period is terminated pursuant to Section 2.6(a)(iii), 2.6(b), 2.6(c) or 2.6(d) above, for a number of months equal to the lesser of (a) twelve (12) or (b) the number of months remaining until Employee’s 65th birthday (the “Continuation Period”), the Company shall at its expense continue on behalf of Employee and his dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to Employee’s termination) the life insurance, medical, dental, and hospitalization benefits provided (x) to Employee by the Company at any time within ninety (90) days preceding such termination, or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 2.6 (f) during the Continuation Period shall be no less favorable to Employee and his dependents and beneficiaries, than the most favorable of such coverages and benefits set forth in clauses (x) and (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Employee than the coverages and benefits required to be provided hereunder. This Section 2.6(f) shall not be interpreted so as to limit any benefits to which Employee or his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following Employee’s termination of employment, including without limitation, retiree medical and life insurance benefits.
          2.7 Profit Sharing, Pension and Salary Deferral Benefits. It is understood by the parties to this Agreement that, during the Employment Period, Employee shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other senior executive employees.
          3. Covenant Not to Compete.
          3.1 Non-Competition. Employee agrees that during the Employment Period and for the 18-month period immediately following the termination of his employment with the Company, he shall not, within a twenty-five (25) mile radius of any radio station transmission tower or studio then owned or operated, directly or indirectly, by the Company (the “Territory”), engage in any of the following activities:
               (a) Directly or indirectly enter into the employ or render any service to or act in concert with any person, partnership, corporation or other entity engaged in the ownership or operation of radio stations (the “Radio Business”) with a radio station transmission tower or studio located within the Territory; or

               (b) Directly or indirectly engage in the Radio Business with a radio station transmission tower or studio located within the Territory on his own account; or
               (c) Become interested in any such Radio Business with a radio station transmission tower or studio located within the Territory directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant, creditor or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in the Radio Business shall not in itself be deemed violative of this Agreement so long as Employee does not own, directly or indirectly, more than 3% of the securities of such corporation.
          3.2 Non-Solicitation. Employee agrees that during the Employment Period and for the 18-month period immediately following the termination of his employment with the Company, he shall not (other than in the regular course of the Company’s business) within the Territory solicit, directly or indirectly, business of the type then being performed by the Company from any person, partnership, corporation or other entity which is a customer of the Company at the time Employee’s employment with the Company terminates, or was such a customer within the one-year period immediately prior thereto, or to the knowledge of Employee at the date of termination of employment, is a person, partnership, corporation or other entity with which the Company plans to do a substantial amount of business within the one-year period after such termination of employment.
     4. Non-Inducement and Non-Disclosure.
          4.1 Non-Inducement. Employee agrees that during the Employment Period and for a one-year period immediately following the termination of his employment with the Company, he shall not directly or indirectly, individually or on behalf of persons not parties to this Agreement, aid or endeavor to solicit or induce any of the Company’s employees to leave their employment with the Company in order to accept employment with Employee or another person, partnership, corporation or other entity.
          4.2 Non-Disclosure. At no time shall Employee divulge, furnish or make accessible to anyone (other than in the regular course of the Company’s business) any knowledge or information with respect to confidential information or data of the Company, or with respect to any confidential information or data of any of the customers of the Company, or with respect to any other confidential aspect of the business or products or services of the Company or its customers. Upon termination of his employment with the Company, Employee shall return to the Company all records, documents and material containing confidential information of the Company prepared by Employee or coming into his possession by virtue of his employment with the Company, including all copies thereof.
     5. Effect of Termination Without Cause. Notwithstanding the provisions of Sections 3 and 4 above, the restrictions imposed upon Employee in Sections 3.1, 3.2, and 4.1 of this Agreement during the period following the termination of his employment hereunder shall apply in the event Employee’s employment hereunder is terminated by the Company without cause pursuant to Section 1.4(ii) only for a period of one year provided Employee has received and has elected to accept the severance pay under Section 2.6(c).

     6. Remedies. Employee acknowledges and agrees that the covenants set forth in Sections 3 and 4 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests and compliance therewith will not deprive Employee of the ability to earn a suitable living, that irreparable injury will result to the Company if Employee breaches any of the terms of the Restrictive Covenants, and that in the event of Employee’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In such event, the periods of time referred to in Sections 3 and 4 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. The covenants contained in Section 4 and 5 shall be construed as separate covenants, and if any court shall finally determine that the restraints provided for in any such covenants are too broad as to the geographic area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time. Employee shall indemnify and hold Company harmless from any liability, loss, damage, judgment, cost or expense(including reasonable attorneys’ fees and expenses) arising out of any claim or suit resulting from Employee’s breach of these covenants or his failure to perform a duty hereunder.
     7. No Other Non-Compete Agreements. Notwithstanding anything to the contrary contained herein, Employee hereby represents, warrants and covenants to Company that Employee (i) is not a party to nor bound by any non-competition, non-solicitation, confidentiality or other agreement of any kind which would conflict with or prevent his employment hereunder or the full performance of all of his duties hereunder, and (ii) has not, and will not, wrongfully use any confidential information or know-how taken from another employer. Employee hereby agrees to indemnify and hold the Company harmless from any claim, loss, damage and expense hereafter incurred by the Company as a result of any breach of the foregoing representations, warranties or covenants made by Employee in this Section.
     8. Life Insurance. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Employee in such amounts and in such form or forms as the Company may choose. Employee shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee shall have no interest whatsoever in any such policy or policies, except that, upon the termination of Employee’s employment hereunder, Employee shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual premiums thereon previously paid by the Company.
     9. Income Tax Treatment. Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Section 2 hereof as ordinary and necessary business expenses for income tax purposes. Employee agrees and represents that he will treat all amounts paid hereunder as ordinary income for income tax purposes, and should he report such amounts as other than ordinary income for income tax purposes, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by the Company directly or indirectly as a result thereof.
     10. Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto, provided, however, the Company shall have the right to assign all or any part of its rights and obligations under this Agreement to (i) any affiliate of the Company to which the Business is assigned at any time or (ii) the purchaser of all or substantially all of the assets of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
     13. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
     14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

(a)	If to Employee:	(b)	If to the Company:

	Anthony A. Vasconcellos		Regent Communications, Inc.
	100 East RiverCenter Blvd.		100 East RiverCenter Blvd.
	9th Floor		9th Floor
	Covington, KY 41011		Covington, KY 41011
	Facsimile No. 859/292-0352		Facsimile No. 859/292-0352
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.
     15. Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.
     16. Waiver. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be entered. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to him or it under the circumstances.
     17. Additional Obligations. Both during and after the Employment Period, Employee shall, upon reasonable notice, furnish the Company with such information as may be in Employee’s possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the Employment Period, with due consideration for Employee’s obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any affiliate is or may become a party. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in fulfilling Employee’s obligations under this Section 17.
     18. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Commonwealth of Kentucky without giving effect to provisions thereof regarding conflict of laws.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

REGENT COMMUNICATIONS, INC.

By:	/s/ John H. Wyant

John H. Wyant, Chairman of the
Compensation Committee of the Board of
Directors

EMPLOYEE:

/s/ Anthony A. Vasconcellos

Anthony A. Vasconcellos